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AMERICAN REALTY ANNOUNCES TENDER OFFER FOR COMMON SHARES OF TRANSCONTINENTAL
REALTY AND INCOME OPPORTUNITY REALTY

Thursday November 7, 5:01 pm ET

DALLAS, Nov. 7, 2002 (PRIMEZONE) -- American Realty Investors (NYSE:ARL - News) announced Wednesday that it intends to commence, through subsidiaries, a tender offer for shares of common stock of its affiliates Transcontinental Realty Investors, Inc. (NYSE:TCI - News) and Income Opportunity Realty Investors, Inc. (AMEX:IOT - News). The price per share to be paid will be $17.50 for Transcontinental Realty Investors shares and $19.00 for Income Opportunity Realty Investors shares. American Realty Investors expects to commence the tender offer on or before November 15, 2002.

The tender offer will be for the shares of common stock of Transcontinental Realty Investors and of Income Opportunity Realty Investors not held by American Realty Investors or its affiliates. Consummation of the tender offers will be subject to, among other conditions, obtaining necessary financing. American Realty Investors and its affiliates own approximately 64.3% of the issued and outstanding common stock of Transcontinental Realty Investors and approximately 59.9% of the issued and outstanding common stock of Income Opportunity Realty Investors.

American Realty Investors, Inc. previously proposed to enter into merger agreements with each of Transcontinental Realty Investors and Income Opportunity Realty Investors. American Realty Investors will defer further action on these proposed mergers until the consummation or abandonment of its tender offers for the shares of Transcontinental Realty Investors and Income Opportunity Realty Investors. If the tender offers for the shares of Transcontinental Realty Investors and Income Opportunity Investors are consummated for less than the outstanding shares of those companies held by persons not affiliated with American Realty Investors, Inc., American Realty Investors, Inc. expects to continue to pursue mergers with those entities.

American Realty Investors is a real estate investment company that holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. Transcontinental Realty Investors is a real estate investment company that invests in real estate similar to ARL's holdings. Income Opportunity Realty Investors is a real estate investment trust that invests in real estate. For more information on the companies, visit their Websites at http://www.bcm-inc.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology, such as "intend," "may," "will," "expect," "anticipate," "estimate," or "continue" or the use of the negative thereof or other variations thereon or comparable terminology. In particular, any statement expressed or implied, concerning future events is a forward-looking statement. There can be no assurance that any expectation expressed or implied herein will prove to be correct, or that any contemplated event or result will occur as anticipated. Among other factors, the inability to obtain requisite financing may cause actual results to differ from those anticipated.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF TRANSCONTINENTAL REALTY INVESTORS, INC. OR SHARES OF INCOME OPPORTUNITY REALTY INVESTORS, INC. AT THE TIME THE OFFER IS COMMENCED, EACH ACQUIRING ENTITY WILL FILE A TENDER OFFER STATEMENT AND EACH TARGET ENTITY WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO THE OFFER. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS, AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT, WILL BE MADE AVAILABLE TO ALL STOCKHOLDERS OF EACH TARGET ENTITY, AT NO EXPENSE TO THEM. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS FILED WITH THE COMMISSION) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL ALSO BE AVAILABLE AT NO CHARGE AT THE COMMISSION'S WEBSITE AT WWW.SEC.GOV. ONCE THE TENDER OFFER IS COMMENCED, THE TENDER OFFER STATEMENT AND RELATED MATERIALS MAY BE OBTAINED FOR FREE BY DIRECTING SUCH REQUESTS TO AMERICAN REALTY'S INFORMATION AGENT, GEORGESON SHAREHOLDER COMMUNICATIONS, INC. FOR TRANSCONTINENTAL INFORMATION, CALL TOLL-FREE (866) 423-4880. FOR INCOME OPPORTUNITY INFORMATION, CALL TOLL-FREE (866) 423-4879.


Contact:
         American Realty Investors, Inc.
         Phyllis Wolper, Director, Investor Relations
         (800) 400-6407 (469) 522-4245
         investor.relations@bcminc.com